Exhibit 99.1

Greg Parker
Investor Relations
210.220.5632
or
Renee Sabel
Media Relations
210.220.54164

FOR IMMEDIATE RELEASE
July 30, 2014

CULLEN/FROST REPORTS STRONG SECOND QUARTER

•	Frost completes WNB Bancshares acquisition

•	Average loans top $10 billion, a 9.5 percent increase

•	Average deposits rise 13 percent

•	Net interest margin rises to 3.48 percent

SAN ANTONIO Cullen/Frost Bankers, Inc. (NYSE: CFR) today reported strong results for the second quarter of 2014 with significant increases in average loans, average deposits, net interest margin and total assets.

Cullen/Frost’s net income available to common shareholders for the second quarter of 2014 was $64.5 million, a 13.1 percent increase from the second quarter of 2013 earnings of $57.0 million. On a per-share basis, net income was $1.02 per diluted common share, compared to $0.94 per diluted common share reported a year earlier. Returns on average assets and common equity were 1.04 percent and 10.33 percent respectively, compared to 1.03 percent and 9.93 percent for the same period a year earlier.

“I am pleased to report another good quarter for Cullen/Frost, as we continue to deliver strong results for our shareholders in an improving economy,” said Dick Evans, Cullen/Frost chairman and CEO. “Thanks in part to our disciplined calling effort and the WNB acquisition, average loans exceeded $10 billion for the first time, increasing to $10.1 billion, a 9.5 percent increase over the same quarter in 2013. This quarter also included $4.8 million in transaction-related expenses associated with the acquisition.

“Average deposits grew to a record to $21.2 billion, a 13 percent increase over the same quarter of 2013, while an improving equities market helped boost trust and investment management fees by 18.6 percent over the previous year. Total assets exceeded $25 billion for the first time. Our value proposition continues to resonate well with customers as they understand the unique experience of doing business with Frost.

“In late May, we completed the acquisition of WNB Bancshares, Inc. into Cullen/Frost, bringing us into the dynamic Permian Basin, which is responsible for approximately 14 percent of the oil produced in the United States and 57 percent of the oil produced in Texas,” Evans continued. “This acquisition strengthens our Texas franchise and will allow us to offer investment and insurance services to our new customers in Midland and Odessa.”

“We are blessed to operate in Texas, a business-friendly state with an extraordinarily diversified economy and bright future,” Evans continued. “Jobs in Texas are expected to grow 3 to 4 percent this year compared to projected U.S. job growth of 2 percent. The Texas unemployment rate is projected to end the year at close to 4.8 percent, well below the national average. With its thriving energy and technology sectors and stable housing markets, Texas remains one of the strongest states in the U.S.

“While regulatory and rate challenges remain, Frost is looking to the future and providing our customers with top-quality service, convenience and superior technology.

“I am grateful for our dedicated employees, who add value to customer relationships and provide superior service. They embody our culture and ensure a consistent customer experience at Frost, and I appreciate their hard work and loyalty,” Evans continued.

For the first six months of 2014, net income available to common shareholders was $123.6 million, or $1.99 per diluted common share, compared to $112.2 million, or $1.85 per diluted common share, for the first six months of 2013. Returns on average assets and average common equity for the first six months of 2014 were 1.02 percent and 10.15 percent, respectively, compared to 1.02 percent and 9.71 percent for the same period in 2013.

Noted financial data for the second quarter:

•
The Corporation acquired WNB Bancshares, Inc.-with loans of $673.0 million and deposits of $1.6 billion-at the close of business on May 30, 2014. These loans and deposits, and the results of operations, are included from the date of acquisition.

•
Tier 1 and Total Risk-Based Capital Ratios remained strong at 13.84 percent and 14.76 percent, respectively, at the end of the second quarter of 2014 and are in excess of well capitalized levels. The tangible common equity ratio was 7.59 percent at the end of the second quarter of 2014 compared to 7.90 percent for the same quarter last year. The tangible common equity ratio, which is a non-GAAP financial measure, is equal to end of period shareholders’ equity less preferred stock, less goodwill and intangible assets divided by end of period total assets less goodwill and intangible assets. Frost’s current capital levels today would meet the fully phased-in Basel III requirements issued by the U.S. bank regulators.

•
Net interest income on a taxable-equivalent basis increased $25.0 million, or 14.3 percent, to $198.9 million, from the $174.0 million reported a year earlier. This increase primarily resulted from an increase in the average volume of interest earning assets. Strong deposit growth helped to fund the increase in the volume of earning assets. The net interest margin was 3.48 percent for the second quarter, up from 3.43 percent for the second quarter of 2013 and 3.42 percent for this year’s first quarter.

•
Non-interest income for the second quarter of 2014 was $79.2 million, an increase of $6.6 million, or 9.2 percent, compared to the $72.5 million reported a year earlier. Trust and investment management fees were $26.7 million, up $4.2 million or 18.6 percent, compared to $22.6 million in the second quarter of 2013. Most of the increase was due to investment fees, which are generally assessed based on the market value of trust assets that are managed and held in custody. Investment fees were up $3.0 million from last year’s second quarter, due to improvements in the equities market, new business and changes to the fee schedule. Trust and investment management fees were also positively impacted by higher oil and gas fees, up $877,000. Insurance commissions and fees were up 6.0 percent to $9.8 million from the $9.3 million reported a year earlier. Other income increased $1.2 million to $8.9 million, and included a $1.3 million distribution from an SBIC-qualified capital investment.

•
Non-interest expense for the quarter was $164.0 million, an increase of $14.2 million, or 9.5 percent, compared to the $149.8 million reported for the second quarter of last year. Salaries and wages rose $4.0 million, or 6.0 percent, to $70.5 million from an increase in the number of employees, combined with normal annual merit and market increases. Net occupancy rose $1.1 million, or 8.6 percent, to $13.7 million, from last year’s second quarter, primarily from increases in lease expense. Other expense increased $8.4 million or 22.5 percent, primarily from $4.8 million in expenses related to the WNB Bancshares acquisition. Other expense was also impacted by a $1.6 million increase in check card expense.

•
For the second quarter of 2014, the provision for possible loan losses was $4.9 million, compared to net charge-offs of $1.8 million. The loan loss provision for the second quarter of 2013 was $3.6 million, compared to net charge-offs of $3.8 million. Non-performing assets for the second quarter of 2014 were $68.6 million, compared to $61.3 million last quarter and $101.7 million a year earlier. The allowance for possible loan losses as a percentage of loans at June 30, 2014 was 0.92 percent, compared to 0.98 percent last quarter and 1.01 percent at the end of the second quarter of 2013.

Cullen/Frost Bankers, Inc. will host a conference call on Wednesday, July 30, 2014, at 10 a.m. Central Time (CT) to discuss the results for the quarter. The media and other interested parties are invited to access the call in a “listen only” mode at 800-944-6430. Digital playback of the conference call will be available after 2 p.m. CT until midnight Sunday, August 3, 2014 at 855-859-2056, with Conference ID # 75678234. The call will also be available by webcast at the URL listed below and available for playback after 2 p.m. CT. After entering the website, www.frostbank.com, go to "About Frost" on the top navigation bar, then click on Investor Relations.

Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with $26.5 billion in assets at June 30, 2014. Among the top 50 largest U.S. banks and one of 24 banks included in the KBW Bank Index, Frost provides a wide range of banking, investments and insurance services to businesses and individuals across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Permian Basin, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped clients with their financial needs during three centuries. Additional information is available at frostbank.com.

Forward-Looking Statements and Factors that Could Affect Future Results

Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in the Corporation's future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Corporation that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as "believes", "anticipates", "expects", "intends", "targeted", "continue", "remain", "will", "should", "may" and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.
Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	Local, regional, national and international economic conditions and the impact they may have on the Corporation and its customers and the Corporation’s assessment of that impact.

•	Volatility and disruption in national and international financial markets.

•	Government intervention in the U.S. financial system.

•	Changes in the mix of loan geographies, sectors and types or the level of non-performing assets and charge-offs.

•	Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.

•	The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.

•	Inflation, interest rate, securities market and monetary fluctuations.

•	The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which the Corporation and its subsidiaries must comply.

•	The soundness of other financial institutions.

•	Political instability.

•	Impairment of the Corporation’s goodwill or other intangible assets.

•	Acts of God or of war or terrorism.

•	The timely development and acceptance of new products and services and perceived overall value of these products and services by users.

•	Changes in consumer spending, borrowings and savings habits.

•	Changes in the financial performance and/or condition of the Corporation’s borrowers.

•	Technological changes.

•	Acquisitions and integration of acquired businesses.

•	The ability to increase market share and control expenses.

•	The Corporation’s ability to attract and retain qualified employees.

•	Changes in the competitive environment in the Corporation’s markets and among banking organizations and other financial service providers.

•
The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.

•	Changes in the reliability of the Corporation’s vendors, internal control systems or information systems.

•	Changes in the Corporation’s liquidity position.

•	Changes in the Corporation’s organization, compensation and benefit plans.

•
The costs and effects of legal and regulatory developments, the resolution of legal proceedings or regulatory or other governmental inquiries, the results of regulatory examinations or reviews and the ability to obtain required regulatory approvals.

•	Greater than expected costs or difficulties related to the integration of new products and lines of business.

•	The Corporation’s success at managing the risks involved in the foregoing items.

Forward-looking statements speak only as of the date on which such statements are made. The Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	2014		2013
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
CONDENSED INCOME STATEMENTS
Net interest income	$169,629	$160,335	$159,208	$155,353	$153,181
Net interest income (1)	198,926	187,795	184,960	179,121	173,966
Provision for loan losses	4,924	6,600	5,899	5,108	3,575
Non-interest income:
Trust and investment management fees	26,748	25,411	24,237	22,692	22,561
Service charges on deposit accounts	20,462	19,974	20,602	20,742	20,044
Insurance commissions and fees	9,823	13,126	10,433	10,371	9,266
Interchange and debit card transaction fees	4,627	4,243	4,324	4,376	4,268
Other charges, commissions and fees	8,550	8,207	8,586	9,266	8,578
Net gain (loss) on securities transactions	2	—	1,179	(14)	6
Other	8,938	6,529	9,177	6,558	7,786
Total non-interest income	79,150	77,490	78,538	73,991	72,509

Non-interest expense:
Salaries and wages	70,473	70,217	72,201	68,524	66,502
Employee benefits	14,806	17,388	14,798	14,989	14,629
Net occupancy	13,733	12,953	12,750	13,094	12,645
Furniture and equipment	15,207	14,953	14,643	14,629	14,986
Deposit insurance	3,145	3,117	3,037	2,921	2,835
Intangible amortization	806	689	753	780	788
Other	45,800	38,624	36,333	36,886	37,373
Total non-interest expense	163,970	157,941	154,515	151,823	149,758
Income before income taxes	79,885	73,284	77,332	72,413	72,357
Income taxes	13,415	12,096	14,761	11,969	12,694
Net income	66,470	61,188	62,571	60,444	59,663
Preferred stock dividends	2,015	2,016	2,016	2,015	2,688
Net income available to common shareholders	$64,455	$59,172	$60,555	$58,429	$56,975

PER COMMON SHARE DATA
Earnings per common share - basic	$1.03	$0.97	$1.00	$0.96	$0.95
Earnings per common share - diluted	1.02	0.96	0.99	0.96	0.94
Cash dividends per common share	0.51	0.50	0.50	0.50	0.50
Book value per common share at end of quarter	41.72	39.76	39.13	38.63	37.91

OUTSTANDING COMMON SHARES
Period-end common shares	62,951	60,896	60,566	60,492	60,236
Weighted-average common shares - basic	61,551	60,701	60,461	60,340	60,011
Dilutive effect of stock compensation	916	886	846	866	664
Weighted-average common shares - diluted	62,467	61,587	61,307	61,206	60,675

SELECTED ANNUALIZED RATIOS
Return on average assets	1.04%	1.00%	1.02%	1.01%	1.03%
Return on average common equity	10.33	9.97	10.21	10.07	9.93
Net interest income to average earning assets (1)	3.48	3.42	3.39	3.38	3.43

(1) Taxable-equivalent basis assuming a 35% tax rate

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2014		2013
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$10,080	$9,578	$9,348	$9,251	$9,207
Earning assets	23,020	22,240	21,864	21,199	20,468
Total assets	24,829	24,007	23,623	22,926	22,232
Non-interest-bearing demand deposits	8,736	8,153	8,002	7,738	7,452
Interest-bearing deposits	12,481	12,358	12,099	11,722	11,319
Total deposits	21,217	20,511	20,101	19,460	18,771
Shareholders' equity	2,648	2,553	2,497	2,447	2,445

Period-End Balance:
Loans	$10,679	$9,751	$9,516	$9,306	$9,233
Earning assets	24,295	22,817	22,238	21,688	20,755
Goodwill and intangible assets	665	542	543	541	542
Total assets	26,523	24,685	24,313	23,530	22,572
Total deposits	22,517	21,066	20,689	19,979	19,078
Shareholders' equity	2,771	2,566	2,514	2,481	2,428
Adjusted shareholders' equity (1)	2,610	2,423	2,374	2,335	2,272

ASSET QUALITY
($ in thousands)
Allowance for loan losses:	$98,286	$95,156	$92,438	$93,147	$93,400
As a percentage of period-end loans	0.92%	0.98%	0.97%	1.00%	1.01%

Net charge-offs:	$1,794	$3,882	$6,608	$5,361	$3,764
Annualized as a percentage of average loans	0.07%	0.16%	0.28%	0.23%	0.16%

Non-performing assets:
Non-accrual loans	$59,631	$49,503	$56,720	$79,081	$86,714
Restructured loans	—	—	1,137	8,243	1,900
Foreclosed assets	8,935	11,788	11,916	10,748	13,047
Total	$68,566	$61,291	$69,773	$98,072	$101,661
As a percentage of:
Total loans and foreclosed assets	0.64%	0.63%	0.73%	1.05%	1.10%
Total assets	0.26%	0.25	0.29	0.42	0.45

CONSOLIDATED CAPITAL RATIOS
Tier 1 Risk-Based Capital Ratio	13.84%	14.41%	14.39%	14.53%	14.22%
Total Risk-Based Capital Ratio	14.76	15.38	15.52	15.68	15.39
Leverage Ratio	8.66	8.59	8.49	8.61	8.60
Equity to Assets Ratio (period-end)	10.45	10.39	10.34	10.54	10.76
Equity to Assets Ratio (average)	10.66	10.63	10.57	10.67	11.00

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	Six Months Ended
	June 30,
	2014	2013
CONDENSED INCOME STATEMENTS

Net interest income	$329,964	$305,994
Net interest income (1)	386,720	346,767
Provision for loan losses	11,524	9,575
Non-interest income:
Trust and investment management fees	52,159	44,446
Service charges on deposit accounts	40,436	40,088
Insurance commissions and fees	22,949	22,336
Interchange and debit card transaction fees	8,870	8,279
Other charges, commissions and fees	16,757	16,333
Net gain (loss) on securities transactions	2	11
Other	15,467	18,796
Total non-interest income	156,640	150,289

Non-interest expense:
Salaries and wages	140,690	132,967
Employee benefits	32,194	32,620
Net occupancy	26,686	24,624
Furniture and equipment	30,160	29,171
Deposit insurance	6,262	5,724
Intangible amortization	1,495	1,608
Other	84,424	78,858
Total non-interest expense	321,911	305,572
Income before income taxes	153,169	141,136
Income taxes	25,511	26,285
Net income	127,658	114,851
Preferred stock dividends	4,031	2,688
Net income available to common shareholders	$123,627	$112,163

PER COMMON SHARE DATA
Earnings per common share - basic	$2.00	$1.86
Earnings per common share - diluted	1.99	1.85
Cash dividends per common share	1.01	0.98
Book value per common share at end of quarter	41.72	37.91

OUTSTANDING COMMON SHARES
Period-end common shares	62,951	60,236
Weighted-average common shares - basic	61,129	60,300
Dilutive effect of stock compensation	902	629
Weighted-average common shares - diluted	62,031	60,929

SELECTED ANNUALIZED RATIOS
Return on average assets	1.02%	1.02%
Return on average common equity	10.15	9.71
Net interest income to average earning assets (1)	3.45	3.44

(1) Taxable-equivalent basis assuming a 35% tax rate

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	As of or for the
	Six Months Ended
	June 30,
	2014	2013
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$9,830	$9,158
Earning assets	22,632	20,442
Total assets	24,419	22,223
Non-interest-bearing demand deposits	8,446	7,442
Interest-bearing deposits	12,420	11,305
Total deposits	20,866	18,747
Shareholders' equity	2,600	2,438

Period-End Balance:
Loans	$10,679	$9,233
Earning assets	24,295	20,755
Goodwill and intangible assets	665	542
Total assets	26,523	22,572
Total deposits	22,517	19,078
Shareholders' equity	2,771	2,428
Adjusted shareholders' equity (1)	2,610	2,272

ASSET QUALITY
($ in thousands)
Allowance for loan losses:	$98,286	$93,400
As a percentage of period-end loans	0.92%	1.01%

Net charge-offs:	$5,676	$20,628
Annualized as a percentage of average loans	0.12%	0.45%

Non-performing assets:
Non-accrual loans	$59,631	$86,714
Restructured loans	—	1,900
Foreclosed assets	8,935	13,047
Total	$68,566	$101,661
As a percentage of:
Total loans and foreclosed assets	0.64%	1.10%
Total assets	0.26	0.45

CONSOLIDATED CAPITAL RATIOS
Tier 1 Risk-Based Capital Ratio	13.84%	14.22%
Total Risk-Based Capital Ratio	14.76	15.39
Leverage Ratio	8.66	8.60
Equity to Assets Ratio (period-end)	10.45	10.76
Equity to Assets Ratio (average)	10.65	10.97

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).